Exhibit 99.1

Emerson Radio Corp. 85 Oxford Drive, Moonachie, NJ 07074-0430 (973) 428-2000
March 24, 2010
Dear Shareholders,
     I am pleased to write you concurrent with our payout of the $1.10 per share dividend recently declared by the company’s Board of Directors.
     On behalf of the company’s management team and all our associates around the world, I would like to thank you, our shareholders, as well as my fellow board members, for the support and confidence you’ve shown us as we have restructured the company’s operations, strengthened the Emerson brand name in the marketplace, returned the company to profitability, and generated significant positive cash flow along the way.
     During the current fiscal year, we were successful in accomplishing many of the objectives we set for ourselves, while keeping squarely focused on what the short and long term future holds for the company and its most valuable assets — the Emerson ™ and our other brand names, our customer and supplier relationships, and our employees. I can assure you that we are not resting on the improvements we’ve made this year; rather we view them as only the necessary first steps in rebuilding the company’s foundation.
     As we approach the end of the current fiscal year, we look forward with confidence to fiscal 2011 and thank you and our Board of Directors once again for your continued support.
With best regards,

Adrian Ma
Chief Executive Officer